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                                                                    EXHIBIT 10.8

1996 LANCE ANNUAL INCENTIVE PLAN

            The primary purposes of the 1996 Lance Annual Incentive Plan are to:

                                  -        Foster within the Company a
                                           discipline of setting goals and
                                           measuring performance against them,

                                  -        Emphasize a "pay-for performance"
                                           philosophy and clarify the link
                                           between performance and pay,

                                  -        Clearly communicate to all
                                           participants the Company's key goals
                                           and strategies, and the rewards they
                                           will receive when these goals are
                                           achieved,

                                  -        Encourage teamwork across
                                           departmental lines by measuring
                                           performance that each participant
                                           can influence but not directly
                                           control,

                                  -        Broaden each participant's sense of
                                           ownership of all Lance activities
                                           and results, and

                                  -        Improve the competitive
                                           opportunities of Lance's pay program
                                           for executives and middle managers.

                                  For 1996, participants will be eligible to earn incentive awards based on Company per-formance in Earnings per Share (EPS).

                                  To achieve the maximum motivational impact, plan goals and the rewards that will be received for meeting those goals will be communicated to participants as soon as practical after the 1996 plan is approved by the Compensation/Stock Option Committee of the Board of Directors.

                                  Each participant will be assigned a Target
                                  Incentive Award, stated as a percent of Base
                                  Salary. The Target Incentive Award, or a greater or lesser amount based on Attachment B, will be earned at the end of the plan year based on the attainment of predetermined goals.

                                  Following year-end, 100% of the awards earned will be paid to participants in cash.
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Plan Year                         The period over which performance will be
                                  measured is the Company's fiscal year.


Eligibility and                   Eligibility in the Plan is limited to
Participation                     employees who are key to Lance's success.
                                  The Compensation/Stock Option Committee
                                  of the Board of Directors will review and approve participants nominated by the
                                  President and CEO. Participation in one year does not guarantee participation in a following year, but instead will be reevaluated and determined on an annual basis.

                                  Participants in the Plan may not participate in any other annual incentive plan (e.g., sales incentives, etc.) offered by Lance or its affiliates.

                                  Attachment A includes the list of 1996
                                  participants approved by the
                                  Compensation/Stock Option Committee at its
                                  April 19, 1996 meeting.


Target Incentive                  Each participant will be assigned a "Target
Awards                            Incentive Award" expressed as a percentage
                                  of his or her Base Salary. Participants may be assigned Target Incentive Awards by position by salary level or based on other factors as determined by the President and CEO.

                                  Target Incentive Awards will be reevaluated at least every other year, if not annually. If the job duties of a position change during the year, or base salary is increased significantly, the Target Incentive Award shall be revised as appropriate.

                                  Attachment A lists the Target Incentive Award for each participant for the 1996 plan year. These Awards will be reviewed and adjusted annually by the Compensation/Stock Option Committee. Target Incentive Awards will be communicated to each participant as close to the beginning of the year as practicable, in writing. Final awards will be calculated by multiplying each participant's Target Incentive Award by the appropriate percentage (based on financial performance for the year, as described below).





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Performance Measures              The 1996 financial performance measure will
and Weightings                    be Earnings Per Share. Specific goals and
                                  related possible payouts are shown below.

                                      1996 Goals and Related Payouts
                                -----------------------------------------------------
                                           Payout as Percent
Performance Measure             Goal       of Target Award
- -------------------------------------------------------------------------------------
 Financial: Corporate EPS
 Threshold                       *         50% (if both goals met at threshold)

                                           If neither goal met, or if only one goal
                                           met, no payouts will be earned

 Target                          *         100% (if both goals met at target)

 Maximum                         *         150% (if both goals met at maximum)
- -------------------------------------------------------------------------------------

                                  [*Target level goals not required to be
                                  disclosed.]

                                  The matrix for determining payouts for 1996 is Attachment B, showing all levels of percent of payout.

                                  The performance measure, specific numerical goals, and role of individual performance (when and if applicable) in determining final payouts will be communicated to each participant at the beginning of the year. Final performance awards will be calculated after the Committee has reviewed the Company's audited financial statements for 1996 and determined the performance level achieved.

                                  Threshold, Target and Maximum performance levels will be defined at the beginning of each year for each performance measure.

                                  The following definitions for the terms
                                  Maximum, Target and Threshold should help
                                  Lance set the goals for each year, as well as evaluate the payouts:

                                  -        Maximum:  Excellent; deserves an
                                           above-market bonus

                                  -        Target:  "Normal" or expected
                                           performance; deserves market
                                           level bonus





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                                  -        Threshold: Lowest level of
                                           performance deserving payment above
                                           base salary; deserves below market
                                           bonus

                                  -        Below threshold: Deserves no
                                           additional pay beyond base salary


Form and Timing of                Final award payments will be made in cash as
Payments                          soon as practicable after award amounts are
                                  approved by the Compensation/Stock Option
                                  Committee of the Board of Directors. All awards will be rounded to the nearest $100.


Change In Status                  In the event that a participant changes
                                  positions during the plan year, whether due to promotion, demotion or lateral move, at the discretion of the President and CEO, awards may be prorated for the year based on the length of time in each position.

                                  An employee hired into an eligible position during the year may participate in the plan for the balance of the year on a pro rata basis.


Certain Terminations of           In the event a participant voluntarily
Employment                        terminates employment or is terminated
                                  involuntarily before the end of the year, any award will be forfeited. In the event of death, permanent disability, or normal or early retirement, the award will be paid on a pro rata basis after the end of the plan year. Awards otherwise will be calculated on the same basis as for other participants, except that any adjustment for individual performance will be based on performance prior to the termination of employment.


Change In Control                 In the event of a Change in Control, pro rata
                                  payouts will be made at the greater of (1)
                                  Target or (2) actual results for the
                                  year-to-date, based on the number of days in the plan year preceding the Change in Control. Payouts will be made within 30 days after the relevant transaction has been completed.

                                  For this purpose, a Change in Control is defined as when any person, corporation or other entity and its affiliates (excluding members of the Van Every Family and any trust, custodian or fiduciary for the benefit of any one or more members of the Van Every Family) acquires or contracts to acquire or otherwise controls in excess of 35% of the then outstanding equity securities of the Company. For the purposes of this





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                                  plan, the Van Every Family shall mean the
                                  lineal descendants of Salem A. Van Every,
                                  Sr., whether by blood or adoption, and their spouses.


Withholding                       The Company shall withhold from award
                                  payments any Federal, foreign, state, or local income or other taxes required to be withheld.


Communications                    Progress reports, should be made to
                                  participants quarterly, showing the
                                  year-to-date performance results, and the percentage of target awards that would be earned if results remain at that level for the entire year.


Executive Officers                Notwithstanding any provisions to the
                                  contrary above, participation, Target
                                  Incentive Awards and prorations for executive officers, including the President and CEO, shall be approved by the Compensation/Stock
                                  Option Committee.


Governance                        The Compensation/Stock Option Committee of
                                  the Board of Directors of Lance, Inc. is ultimately responsible for the administration and governance of the Plan. Actions requiring Committee approval include final determination of plan eligibility and participation, identification of performance goals and final award determination. The decisions of the Committee shall be conclusive and binding on all participants.





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                                                                    Attachment A


[Target Incentive Awards omitted for participants as target levels not required to be disclosed.]









                                                                    Attachment B

                        1996 Lance Annual Incentive Plan

                            1996 Performance Matrix



                         Percent of Target Award Earned

                      *     0%    100%    125%   150%
                            0%    75%     100%   125%
                            0%    50%     75%    100%
                            0%     0%      0%     0%

                             *

_________________________

[*Target levels not required to be disclosed.]





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